UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2016

SPX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-6948 (Commission File Number)	38-1016240 (IRS Employer Identification No.)

13320-A Ballantyne Corporate Place
Charlotte, North Carolina 28277
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (980) 474-3700

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

Certain statements in this Form 8-K are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the SPX Corporation (“SPX”, the “Company”, “we”, or “our”) documents filed with the Securities and Exchange Commission, including the Company's annual reports on Form 10-K, and any amendments thereto, and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. The words “believe”, “expect”, “anticipate”, “project” and similar expressions identify forward-looking statements. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In addition, estimates of future operating results are based on the Company's existing operations and complement of businesses, which are subject to change.

Statements in this Form 8-K speak only as of the date of this Form 8-K, and SPX disclaims any responsibility to update or revise such statements.

Item 1.01.    Entry into a Material Definitive Agreement.
On November 22, 2016, certain of SPX’s subsidiaries entered into an agreement to sell SPX’s Balcke-Dürr businesses, a group within SPX’s Power Reportable Segment (“Balcke-Dürr”), to a subsidiary of mutares AG (the “Transaction”). Mutares AG is a German-based publically traded industrial holding company.

Under the terms of the Share Purchase Agreement (the “Purchase Agreement”), by and among SPX Cooling Technologies Leipzig GmbH, a company organized in Germany, Marley Cooling Tower (Holdings) Limited, a company organized in the United Kingdom, and SPX Mauritius Ltd., a company organized in Mauritius (collectively, the “Sellers,” and each a “Seller”), and mutares Holding-24 AG, a company organized in Germany (“Purchaser”), and, as parent guarantor, mutares AG, a company organized in Germany (“mutares”), the Sellers will transfer the equity interests of the various subsidiaries comprising Balcke-Dürr to Purchaser on a debt-free basis in exchange for nominal cash at closing. In addition, Sellers committed to providing a non-interest bearing loan of €8.8 million to Purchaser, payable in installments due at years end 2018 and 2019, and to leaving approximately €20 million of cash and sufficient working capital (subject to a working capital adjustment) within Balcke-Dürr to support ongoing operations and implementation of the Purchaser’s strategic plan. Finally, the parties agreed to an earn-out arrangement whereby Purchaser will pay a percentage of free cash flow of Balcke-Dürr, up to €5 million, beginning in 2020.

The parties’ obligations to consummate the Transaction, which is expected to close before the end of the year, are conditioned only upon satisfaction of German competition filing requirements and customary closing deliverables.

The Purchase Agreement provides that existing parent company guarantees, bank guarantees, and surety bonds (customary for the Balcke-Dürr business) will remain in place through each such instrument’s expiration. Purchaser has agreed to provide an indemnity from Balcke-Dürr in the event that any of these existing guarantees or bonds are called. In the event that Balcke-Dürr is unable to meet these obligations, Purchaser and mutares will provide cash collateral and a parent company guarantee which provide SPX with security against a portion of these indemnity obligations. In addition, the Purchase Agreement provides certain assurances from Purchaser and mutares around the continued operation and funding of Balcke-Dürr after closing.

In the Purchase Agreement, Sellers provide limited representations, warranties, and covenants and Purchaser has an option to purchase representation and warranty insurance coverage. If insurance is not available, then Sellers shall only be liable to the extent any breaches of the representations and warranties are the result of fraud or intentional misconduct. In addition, Sellers are providing limited specific indemnities to address potential customer claims with respect to certain projects.

Both parties may terminate the Purchase Agreement if the other party fails to satisfy its obligations at closing. In the event of such termination, the breaching party will be required to pay a break-up fee of €2.5 million.

Item 2.06.    Material Impairments.
We expect to record a pre-tax loss in connection with the Transaction of $60-$70 million.

Item 7.01.    Regulation FD Disclosure.

We do not expect the consummation of the Transaction to have a material effect on our leverage or liquidity in 2016, and we anticipate a positive effect on our leverage and liquidity on a prospective basis.

As previously disclosed, the elimination of the underperforming portions of our Power Generation business would have the effect of increasing the Company’s current Adjusted EPS guidance for 2016 by more than $0.30, the majority of which is attributable to the sale of Balcke-Dürr. Adjusted EPS is calculated in a manner consistent with the presentation of Adjusted EPS in SPX’s press release dated November 3, 2016 and submitted as Exhibit 99.1 to SPX’s Current Report on Form 8-K dated November 3, 2016. Because of the forward-looking nature of the estimate of Adjusted EPS, it is impractical to present a quantitative reconciliation of such measure to a comparable GAAP measure, and accordingly no such GAAP measure or reconciliation is being presented.

A copy of the press release issued by SPX announcing the Transaction and entry into the Purchase Agreement is included as Exhibit 99.1 hereto and is incorporated by reference.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description

99.1	Press Release of SPX Corporation, dated November 23, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPX CORPORATION
(Registrant)

Date: November 23, 2016	By:	/s/ John W. Nurkin
John W. Nurkin
Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of SPX Corporation, dated November 23, 2016